Exhibit 10.73

SEPARATION AGREEMENT AND GENERAL RELEASE

To:	Kirk Die

Date Delivered to Employee:	April 7, 2008, as revised April 8 and May 1, 2008.

Freddie Mac is offering you valuable consideration in exchange for your agreement to be bound by the terms of this Agreement and Release (“Agreement”). Please be advised that, by signing this Agreement, you will be releasing Freddie Mac of all legal claims you have, regardless of whether you currently are aware of them. Therefore, Freddie Mac advises you to consult with an attorney before you sign this document.

A.	Obligations and Restrictions Imposed Upon You By This Agreement

By signing below, you agree to be bound legally to the following terms:

1.     Full Release: In your individual and representative capacities, you irrevocably and unconditionally waive, release, and forever discharge the Federal Home Loan Mortgage Corporation (“Freddie Mac”), its predecessors, successors and assigns, and each of their respective directors, officers, employees, fiduciaries, administrators, trustees, shareholders, and agents (collectively, “the Released Parties”) from any claims, charges, demands, sums of money, actions, rights, promises, causes of action, obligations, and liabilities of any kind or nature, in law or equity, whether known or unknown, existing or contingent, apparent or concealed (collectively, “claims”) that you have ever had or currently have against the Released Parties. This release extends to all claims, whether asserted by you or asserted on your behalf by your heirs, executors, beneficiaries, administrators, successors, assigns or trustees. Claims that you release include, but are not limited to, all claims arising out of or in relation to your employment with Freddie Mac, whether arising under express or implied contract, tort, common law, or federal, state, or local laws, ordinances, or regulations. This release also extends to all claims on account or arising out of the negotiation or execution of this Agreement. A non-exhaustive list of the types of claims you release include all claims for fraud, defamation, wrongful termination, and whistle-blower claims, as well as claims for discrimination, harassment, attorney’s fees and costs, and retaliation arising under any federal, state, or local law, such as claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Uniformed Services Employment and Re-employment Rights Act of 1994; the Immigration Reform Control Act, the Equal Pay Act of 1963, the Occupational Safety and Health Act, the Vocational Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the National Labor Relations Act, 1978 Uniform Guidelines on Employee Selection Procedures, Comprehensive Omnibus

Budget Reconciliation Act of 1986; the Sarbanes-Oxley Act of 2002, any amendments to the foregoing laws or regulations, all state laws and municipal ordinances, and the United States Constitution. Notwithstanding the foregoing, this Release docs not extend, nor purport to release, any claims that Freddie Mac may not lawfully request that you release.

Nothing in this Paragraph A(l) or this Agreement shall adversely affect any rights you may have to seek and/or receive either advancement or indemnification pursuant to the terms and conditions set forth in Freddie Mac’s Bylaws, including those rights set forth in Article 8 thereof, or reimbursement under any applicable directors and officers liability insurance policy (“D&O”). You agree that Freddie Mac’s Bylaws, D&O policy and applicable law govern your right to any indemnification or reimbursement.

2.     Non-Participation.  You acknowledge that in the absence of this Agreement, you have the right to encourage, counsel, assist or communicate with others in bringing claims against the Released Parties. By signing below, you agree to waive these rights with respect to private parties. Therefore, except as otherwise provided in this Agreement, you agree that you have not and will not encourage, counsel, assist or communicate with any attorneys, their clients, or any other persons (including current or former Freddie Mac employees) in bringing or prosecuting any claims, charges, or complaints against the Released Parties, unless pursuant to a valid subpoena or court order to produce documents or testify, or unless you have been requested by an agency of the United States government or state or local government (collectively “government agency”) to assist in a government agency investigation or proceeding.

To the extent that you arc requested by any government agency to participate or assist in a government agency investigation or proceeding, or to the extent that any law may prohibit you from waiving your right to bring or participate in the investigation of a claim, you nevertheless waive any right you otherwise might have to seek or accept any damages or relief in any proceeding. Furthermore, to the extent that you file any claim against Freddie Mac, or any claim is filed on your behalf against Freddie Mac, you agree not to seek or accept any damages or other relief as a result of such claim.

3.     Compliance with Subpoenas or Other Requests.  If you receive a court subpoena, deposition notice, request by a government agency, or request by any private party to disclose information concerning your employment or termination of employment with Freddie Mac, or concerning the terms of this Agreement, you agree that you will provide Freddie Mac with notice of such subpoena, notice, or request within not more than twenty-four (24) hours of your receipt. You may comply with this requirement by providing written notice, via Certified Mail, to the Vice-President and Deputy General Counsel, Litigation, of the Legal Division (“DGC”). If notice by Certified Mail will not reach the DGC before the date your compliance with the subpoena, deposition notice, or similar request is required, then you agree to provide a facsimile copy to the DGC before compliance is required.

With respect to any private party, you agree that: (i) you will not voluntarily provide any testimony or information unless required by law or permitted by Freddie Mae; (ii) you will permit Freddie Mac to be represented by an attorney of Freddie Mac’s choosing at any such testimony or with respect to any such information to be provided; and (iii) you will follow the instructions of the attorney designated by Freddie Mac with respect to what testimony or information is privileged by the attorney-client and/or work product privileges of Freddie Mac. The parties agree that Freddie Mac shall be responsible for the expense of any lawyer designated by Freddie Mac to represent Freddie Mac’s interests.

4.     Confidential Information. During your employment with Freddie Mac, you may have worked with or otherwise gained knowledge about information that Freddie Mac deems trade secrets or otherwise confidential and proprietary information belonging to Freddie Mac. This information may include, but not be limited to: (a) the components, capabilities or attributes of Freddie Mac’s methods or systems; (b) tax and financial matters, including capital structure and tax and financial planning strategies; (c) shareholder and investor strategies, tactics or plans; (d) pricing or investment strategies; (c) past, current, and/or future business strategies, tactics or plans; (f) marketing or sales strategies, tactics or plans; (g) compensation and employee benefits strategies and practices, and other confidential personnel matters; (h) trading strategies, tactics and plans; (i) Freddie Mac’s development of and applications for patents, trademarks, and copyrights, to the extent such information is non-public; and (j) any other information of a proprietary nature. By signing below, you agree that to the extent you have knowledge about such information, you gained your knowledge through your employment with Freddie Mac, and agree to treat the information as strictly confidential. You agree that you have not and will not use any such information directly or indirectly for any purpose. You also agree that you have not and will not disclose it to anyone outside of Freddie Mac.

You also acknowledge that, in light of your employment with Freddie Mac, you have been in possession of confidential information and documents that may be privileged under the attorney-client and/or work product privileges. You agree to maintain the confidences and privileges of Freddie Mac and acknowledge that any such confidences and privileges belong solely to Freddie Mac and can only be waived by Freddie Mac, not you.

5.     Confidentiality of Agreement.  Subject to the terms of Paragraph D(1) below, you agree to keep the fact of this Agreement, the negotiation of its terms and all of such terms completely confidential except as otherwise permitted by the terms of this Agreement or applicable law. You may disclose the terms of this Agreement only to your attorney, accountant, tax or financial advisor, outplacement counselor hired by Freddie Mac, or members of your immediate family, provided that they agree to keep the terms confidential.

6.     Freddie Mac Property.  You affirm that you have returned all property and documents belonging to Freddie Mac that are in your possession or within your control on such date that may be agreed to in writing by your manager and a representative of the Human Resources Division, which in the absence of such written agreement shall not be later than your Separation Date.

7.     Future Employment Restriction.  You agree that for twelve (12) month immediately following your Separation Date, you will not consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services (including consulting services) to Fannie Mae and/or any Federal Home Loan Bank (including the Office of Finance).

8.     Non-Solicitation of Freddie Mac Managers.  During the twelve (12)-month period beginning with your last day of employment with Freddie Mac, you agree that you will not directly or indirectly recruit or solicit or assist another in recruiting or soliciting for employment purposes or for the provision of professional services (including consulting services) any Freddie Mac managerial employee (including manager, director, or officer-level employees) with whom you worked, or any employee whom you directly or indirectly supervised at Freddie Mac. This prohibition against solicitation of employment docs not apply if Freddie Mac has provided written notice to the employee being solicited that his/her employment with Freddie Mac will be terminated pursuant to a corporate reorganization or reduction in force.

9.     Notice of Future Employment.  In order to allow Freddie Mac to monitor your compliance with the post-employment restrictions imposed by this Agreement, you agree to provide written notice to the Executive Vice-President of the Human Resources Division of the identity of each new employer with whom you accept employment together with your job title and brief description of job duties during the twelve (12)-month period beginning with your last day of employment with Freddie Mac.

10.     Assistance To Freddie Mac.  You agree, in response to reasonable requests, to cooperate fully and assist Freddie Mac in any matter in which you have been involved during the course of your employment. Such assistance shall include providing information, preparing documents, submitting to depositions, deposition preparation, providing testimony and general cooperation to assist the company in explaining its position with respect to any matter in which you may have been involved. Freddie Mac agrees that such assistance shall be provided at times and in a manner so as not to interfere with or jeopardize your subsequent employment.

In the event you incur reasonable expenses associated with providing such assistance, including attorneys fees for individual representation by an attorney of your choosing, Freddie Mac shall reimburse such reasonable expenses in accordance with company policy generally applicable to senior executive officers of the company, and for each full or partial hour of assistance provided Freddie Mac shall pay you a stipend equal to your hourly rate of pay as of the date of this Agreement, consistent with applicable law. You acknowledge that Freddie Mac has sole discretion to determine the reasonableness of any attorney’s fees you may incur in connection with your assisting Freddie Mac and Freddie Mac agrees that any such determination shall be consistent with any guidelines it has or may establish pursuant to its Bylaws’ indemnification process and with applicable law.

11.     Non-Disparagement. You agree not to make, or cause or attempt to cause any other person to make any statement, whether written or oral, or convey any information about Freddie Mac or any of its officers, employees or directors, past or present, that is disparaging. Nothing herein prevents you from using any non-Confidential information about the scope of your job duties to obtain other employment, participating in a proceeding relating to any violation of federal, state or local law relating to fraud against shareholders or any rule of the U.S. Securities and Exchange Commission or complying with a Court order.

12.     Waiver of Participation In and Receipt of Benefits Pursuant to Freddie Mac’s Short-Term Disability Plans. Policies and Programs.  You agree not to file any claim for any benefit pursuant to Freddie Mac’s Short-Term Disability Plans or Programs and you further agree to forever waive and relinquish whatever right you may have had to receive any benefit.

13.     Execution or a Second Agreement and Release.  In the event that you execute this Agreement prior to your Separation Date, you agree to execute on your Separation Date a Second Agreement and Release that is substantially similar in form and substance to this First Agreement and Release, set forth as Attachment A hereto. You understand and agree that the Second Agreement and Release will provide for no additional payments, benefits or consideration beyond any payments, benefits and consideration you receive pursuant to the terms of this First Agreement and Release and that such payments, benefits and consideration constitute adequate consideration for your execution of and adherence to the terms of the Second Agreement and Release. In the event that you either fail to execute such Second Agreement as of the close of business of the Separation Date or exercise your right to revoke such Agreement prior to the expiration of the applicable revocation period, then Freddie Mac’s obligations under Paragraphs B(1), B(2), B(3) and B(4) this Agreement shall be null and void and you agree to return to Freddie Mac within three (3) business days all of the cash payments and monetary equivalents of all benefits that you received, and you will not be eligible to receive any further consideration, pursuant to this Agreement.

14.     Continuing Obligation To Adhere to Company Policies and Practices.  As a Freddie Mac employee prior to your Separation Date, you will continue to be subject to the requirements of the company’s Code of Conduct and you will be expected to continue to adhere to and implement all company policies and procedures and practices applicable and relevant to your job duties and responsibilities.

15.     Termination of Employment.  Your last day of employment with Freddie Mac employment is May 9, 2008 (“Separation Date”).

B.	Benefits To Be Provided To You In Exchange for Signing This Agreement

By signing below and thereby evidencing your acceptance of the restrictions and obligations imposed upon you by this Agreement, Freddie Mac will provide to you severance and other benefits as provided in this Section B.

1.     Continued Employment.  Freddie Mac agrees to employ you through your Separation Date. Freddie Mac has sole discretion prior to your Separation Date to place you on administrative leave with pay, at a salary equal to the salary you are receiving as of the date of this Agreement.

2.     Severance Pay.  You may elect to receive severance pay over a course of time in accordance with Freddie Mac’s regularly scheduled payroll dates, or in one lump sum payment. Freddie Mac will deduct from your severance pay legal deductions, which may include, but may not be limited to, tax withholdings, deductions of amounts you owe to Freddie Mac, and deductions to cover your share of the costs associated with the continuation of certain benefits set forth below (“Deductions”). Failure to make an election between receiving severance pay over time or in one lump sum will result in such pay your being paid to you in one lump sum payment.

You will receive your severance pay at the end of Freddie Mac’s first regular full payroll period that commences after the revocation period specified in the Agreement. As explained in more detail below under “COBRA Benefits Continuation,” your choice of how you receive severance pay affects the cost to you of continuing certain benefits.

Please elect how to receive your severance by initializing in the space provided beside your election.

(i). Severance Pay over Time: Your severance pay will be paid to you in an amount equal to your annualized base salary beginning on May 10, 2008, which is the calendar day after your Separation Date, and ending on May 9, 2009, minus lawful Deductions. The time during which you are receiving severance is the “Severance Period.”

To elect to receive severance benefits over time in accordance with this Section (B)(2)(i), please initial here: ____________________.

(ii). Severance in One Lump-Sum Payment: Your severance pay will be paid to you in one lump-sum payment of $350,000.00, minus lawful Deductions. Such payment will be made to you no later than Freddie Mac’s regularly scheduled full pay period following the expiration of the revocation period set forth in Paragraph D(2) of the Second Agreement.

To elect to receive severance benefits in a lump sum in accordance with this Section (B)(2)(ii), please initial here:      KD     .

3.     Cash Payment.  You will receive a lump-sum cash payment in the amount of $776,333.00. Such payment will be made to you no later than Freddie Mac’s regularly scheduled full pay period following the expiration of the revocation period set forth in Paragraph D(2) of the Second Agreement.

4.     May 4, 2006, June 5, 2006, March 29, 2007 and March 7, 2008 Restricted Stock Unit (RSU) Grants and June 5, 2006 Stock Option Grant.  You acknowledge that the Chief Executive Officer has sole discretion to determine whether certain restricted stock unit and stock option grants are subject to continued vesting after your Separation Date as a result of Freddie Mac terminating your employment due to “Special Circumstances.” Freddie Mac agrees that your May 4, 2006, June 5, 2006, March 29, 2007 and the March 6, 2008 RSU grants and your June 5, 2006 Stock Option Grant will continue to vest after your Separation Date pursuant to the vesting schedule and other terms set forth in the grant agreement.

You will forfeit your March 7, 2008 Performance RSU grant as of your Separation Date.

5.     Continuation Benefits Pursuant to COBRA.  You may be eligible to continue your medical, dental, and vision insurance coverage and EAP participation eligibility for the period of time beginning on June 1, 2008 (which is the first day of the month following your Separation Date) and ending on November 30, 2009 (which is the last day of the month that is eighteen (18) months after the Separation Date), provided that you elect to do so within the applicable election period provided by the Consolidated Budget Reconciliation Act of 1985 (“COBRA Period”).

In the event that you elect to receive severance pay over time, you are not eligible to receive Flex dollars; nevertheless, for that portion of the COBRA Period that overlaps with the Severance Period Freddie Mac will pay a portion of the costs associated with continuing your medical, dental, and vision insurance coverage and will continue your eligibility to participate in the Employee Assistance Program (“EAP”). After the Severance Period ends, Freddie Mac will no longer pay a portion of the costs for you to continue these benefits and the cost to you during the remainder of the COBRA Period will be 102 percent of the applicable premium for such coverage and services.

In the event that you elect to receive severance pay in one lump sum payment, Freddie Mac will not pay a portion of the costs associated with your continuing these benefits during the COBRA Period and the cost to you to continue these benefits will be 102 percent of the applicable premium for such coverage and services.

6.     Outplacement Service.  Freddie Mae will provide outplacement services at no expense to you at the level of services provided to Senior Vice-Presidents of Freddie Mac. You must begin to use such outplacement services within twelve (12) months of your Separation Date or you forfeit the use of such services.

In the event that you violate any performance, attendance or conduct standard set forth in Exhibit A to Policy 3-214, Progressive Discipline or violate Freddie Mac’s Code of Conduct prior to your Separation Date, Freddie Mac will terminate your employment for such reason and Freddie Mac’s obligations pursuant to Paragraphs B(1), B(3) and B(4) are null and void.

In the event that you engage in “Gross Misconduct” (as such term is defined in Policy 3-254.1, Severance — Officers) prior to your Separation Date, then Freddie Mac will terminate your employment for such reason and Freddie Mac’s obligation pursuant to Paragraph B(2) is null and void.

C.	Interpretation and Enforcement of Agreement.

1.     Virginia Law Applies. This Agreement will be construed, and the rights and obligations of the parties determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

2.     Venue.  Any claims, actions or proceedings arising out of or related to this Agreement will be brought in the United States District Court for the Eastern District of Virginia, Alexandria Division. You hereby submit to the personal jurisdiction of said Court and consent to the dismissal of any action related to this Agreement that is brought in any other forum.

3.     Severability.  You agree that if a court of competent jurisdiction declares that Paragraph A(1) is invalid, then Freddie Mac shall be relieved of its obligations to make any further payments, or otherwise be obligated under, Paragraphs B(1), B(2), B(3) and B(4) of this Agreement. All other provisions of this Agreement arc separate and independent. Therefore, in the event a court of competent jurisdiction declares any other provision of this Agreement to be illegal or invalid, such declaration will not invalidate or otherwise affect the enforceability of the remaining provisions of this Agreement. In addition, if a court of competent jurisdiction declares that any provision is unenforceable because it is overbroad, including the provisions specifically referenced in this Paragraph, then the provision will be limited as required by applicable law, enforced as so limited, and will not affect the enforceability of the remaining provisions of this Agreement.

4.     No Admission of Liability.  You agree that this Release does not constitute, nor should it be construed to constitute, an admission by any Released Party of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission or liability under the common law or for any breach of duty any Released Party owed or owes to you.

5.     Return of Consideration In the Event of Breach.  You agree that if you violate any provision of this Agreement, then you will promptly return to Freddie Mac all of the consideration that you received prior to the breach pursuant to Paragraphs B(1), B(2), B(3) and B(4), including all cash payments and monetary equivalents of all benefits, and that you will not be eligible to receive any further consideration pursuant to such Paragraphs. This paragraph does not apply ill the event that you bring any action against Freddie Mac under or pursuant to the federal Age Discrimination in Employment Act.

6.     Additional Damages Available for Breach.  You agree that Freddie Mac will maintain all rights and remedies available to it at law and in equity in the event you breach any provision of this Agreement. These rights and remedies may include, but not be limited to, the right to bring a court action to recover all consideration paid to you pursuant to this Agreement and any additional damages Freddie Mac may suffer as a result of such a breach. You also specifically recognize and agree that Freddie Mac will suffer irreparable injury in the event you breach or threaten to breach Paragraphs A(4), A(7), and A(8) of this Agreement. Therefore, you agree that in addition to any other remedies Freddie Mac may be entitled to receive for such breach, Freddie Mac also will be entitled to temporary, preliminary and/or permanent injunctive relief to restrain any such breach or threat of breach by you, and by any persons acting for and/or in concert with you. If Freddie Mac seeks injunctive relief pursuant to this Paragraph, then you expressly waive any requirement that Freddie Mac post bond.

7.     Attorneys’ Fees.  You and Freddie Mac agree that in any action arising out of this Agreement the non-prevailing party will pay the reasonable attorneys’ fees and court costs incurred by the “prevailing party” in connection with such action.

8.     Construction.  You have the right and have had the opportunity to seek the independent legal advice of an attorney of your choosing regarding the meaning and advisability of signing this Agreement. Therefore, the common law principles of construing ambiguities against the drafter that otherwise may apply have no application to this Agreement.

D.	Employee Rights

1.     Ability to Enforce Agreement and Assist Government Investigations.  Nothing in this Agreement (including Paragraph A(5) above) prohibits or otherwise restricts you from: (1) instituting any legal action for the sole purpose of enforcing this Agreement; (2) making any disclosure of information required by law; (3) assisting any federal regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement and Release; (4) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement and Release; or (5) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority a proceeding relating to allegations of fraud.

2.     Retention of Vested Benefits.  Nothing in this Agreement affects your right to receive any employee benefits, including retirement benefits or 401(k) employer contributions, to which you have become vested pursuant to the terms and provisions of the benefit plans and programs governing such employee benefits.

E.	No Knowledge of Fraudulent or Unlawful Conduct.

You affirm that you have no knowledge of any fraudulent or unlawful conduct by any Released Party. You also affirm that: (l) you have not filed or caused to be filed on your behalf any claim for relief against Freddie Mac or any of the other Released Parties, and, to the best of your knowledge and belief, no outstanding claim has been filed or asserted on your behalf against Freddie Mac or any of the other Released Parties; and (2) you have no knowledge of and have not reported any fact or circumstance or actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty that you have reason to believe might result in a current or future claim against any Released Party, other than as previously disclosed in the course of your regular duties as General Auditor.

F.	OFHEO Approval.

You acknowledge and understand that the terms of the employment termination benefits provided in this Agreement are contingent upon the approval of the Office of Federal Housing Enterprise Oversight (“OFHEO”). Notwithstanding any other provision hereof (including the terms of Paragraph B), in the event that OFHEO fails to approve the terms of any termination benefit provided in this Release, you and Freddie Mac agree to renegotiate in good faith such modifications of the termination benefit as may be necessary to obtain the approval of OFHEO.

G.	Decision & Revocation Periods.

1)     Consideration Period.  By signing below, you acknowledge that pursuant to the Older Workers Benefit Protection Act of 1990, you have had a minimum of twenty-one (21) calendar days from the date you first received a copy of this Agreement to decide whether to accept its terms. You may return a signed agreement before twenty-one (21) days have elapsed, but are not required to do so. Furthermore, in order to receive the consideration provided in this Agreement, you must return a signed agreement on or before Thursday, May 22, 2008.

2)     Revocation Period.  You agree that pursuant to the Older Workers Benefit Protection Act of 1990, this Agreement will not become effective until seven (7) calendar days after you sign it. Therefore, you have seven (7) calendar days after you sign this Agreement to revoke your acceptance of its terms. You may revoke your acceptance by providing written notification of your intention to revoke to Freddie Mac’s Vice-President — Business Partners, Human Resources Division. To be effective, the above-named official must actually receive the written notification by no later than the close of business on the seventh calendar day after you have signed the Agreement. Your revocation of your acceptance of the terms of this Agreement will relieve Freddie Mac from payment and provision of all consideration payable to you pursuant to this Agreement.

By signing below, you acknowledge, warrant, and agree that:

1.	You have been advised to discuss all aspects of this Agreement with your private attorney and/or other individuals of your choice who are not associated with Freddie Mac to the extent that you desire (but subject to the confidentiality obligations set forth in this Agreement);

2.	You have read this Agreement carefully and fully understand the significance of all of its provisions;

3.	You sign this Agreement voluntarily and accept all obligations contained in it in exchange for the consideration you will receive pursuant to this Agreement, which you acknowledge is adequate and satisfactory, and which you further acknowledge Freddie Mac is not otherwise obligated to provide to you; and

4.	Neither Freddie Mac, nor its agents, representatives, directors, officers or employees have made any representations to you concerning the terms or effects of this Agreement, other than those explicitly contained in this Agreement.

I have executed this Agreement this 1 day of May 2008.

/s/  Kirk Die
Kirk Die
FOR FREDDIE MAC
BY:
/s/  Scott Coolidge
(Name, Title and Date)
VP HR Business Partners
5/1/08

EXHIBIT A

SECOND AGREEMENT AND RELEASE

To:	Kirk Die

Date Delivered to Employee:	April 7, 2008

Freddie Mac has offered you valuable consideration in exchange for your agreement to be bound by the terms of this Second Agreement and Release (“Second Agreement”). Please be advised that, by signing this Second Agreement, you will be releasing Freddie Mac of all legal claims you have, regardless of whether you currently are aware of them. Therefore, Freddie Mac advises you to consult with an attorney before you sign this document.

A.	Obligations and Restrictions Imposed Upon You By This Second Agreement

By signing below, you agree to be bound legally to the following terms:

1.     Full Release: In your individual and representative capacities, you irrevocably and unconditionally waive, release, and forever discharge the Federal Home Loan Mortgage Corporation (“Freddie Mac”), its predecessors, successors and assigns, and each of their respective directors, officers, employees, fiduciaries, administrators, trustees, shareholders, and agents (collectively, “the Released Parties”) from any claims, charges, demands, sums of money, actions, rights, promises, causes of action, obligations, and liabilities of any kind or nature, in law or equity, whether known or unknown, existing or contingent, apparent or concealed (collectively, “claims”) that you have ever had or currently have against the Released Parties. This release extends to all claims, whether asserted by you or asserted on your behalf by your heirs, executors, beneficiaries, administrators, successors, assigns or trustees. Claims that you release include, but are not limited to, all claims arising out of or in relation to your employment with Freddie Mac, whether arising under express or implied contract, tort, common law, or federal, state, or local laws, ordinances, or regulations. This release also extends to all claims on account or arising out of the negotiation or execution of this Second Agreement. A non-exhaustive list of the types of claims you release include all claims for fraud, defamation, wrongful termination, and whistle-blower claims, as well as claims for discrimination, harassment, attorney’s fees and costs, and retaliation arising under any federal, state, or local law, such as claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Uniformed Services Employment and Re-employment Rights Act of 1994; the Immigration Reform Control Act, the Equal Pay Act of 1963, the Occupational Safety and Health Act, the Vocational Rehabilitation Act of 1973, the Vietnam Era Veterans’

Readjustment Assistance Act of 1974, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the National Labor Relations Act, 1978 Uniform Guidelines on Employee Selection Procedures, the Comprehensive Omnibus Budget Reconciliation Act of 1986; the Sarbanes-Oxley Act of 2002, any amendments to the foregoing laws or regulations, all state laws and municipal ordinances, and the United States Constitution. Notwithstanding the foregoing, this Release does not extend, nor purport to release, any claims that Freddie Mac may not lawfully request that you release.

Notwithstanding this Paragraph A(1), nothing in this Agreement releases, waives or otherwise affects any rights you may have to advancement and/or indemnification pursuant to the terms and conditions set forth in Freddie Mac’s Bylaws and applicable law.

B.	Benefits To Be Provided To You In Exchange for Signing This Second Agreement

By signing below and thereby evidencing your acceptance of the restrictions and obligations imposed upon you by this Second Agreement, you acknowledge that Freddie Mac has agreed to provide to you the payments and other consideration pursuant to the terms of the Agreement and Release dated April 7, 2008, as revised May 1, 2008 and executed by you on May 1, 2008 (“First Agreement”), this Second Agreement provides no additional payments, benefits or consideration beyond any payments, benefits and consideration you receive under the terms of that First Agreement and that such payments, benefits and such consideration constitutes adequate consideration for your execution of and adherence to the terms of this Second Agreement. In the event that you fail to execute this Second Agreement on or before the period set forth in Paragraph D, then each of your and each of Freddie Mac’s respective obligations pursuant to the terms of each of the First Agreement and this Second Agreement shall be null and void and you agree to return to Freddie Mac within three (3) business days all of the consideration that you received, including all cash payments and monetary equivalents of all benefits, and that you will not be eligible to receive any further consideration, under the First Agreement.

C.	Incorporation By Reference of Terms and Conditions Set Forth in The First Agreement and Release.

You acknowledge and agree that all of the terms and conditions set forth in Paragraphs A(2) through A(15), B, C, D E and F are incorporated herein by reference as terms and conditions of this Second Agreement and Release as modified to the extent necessary to make such provisions of such Paragraphs fully applicable to this Second Agreement.

D.	Decisions and Revocation Period.

1.     Consideration Period.  By signing below you acknowledge that you have had a minimum of twenty-one (21) calendar days from the date you first received a copy of this

Second Agreement to decide whether to accept its terms. You may not return a signed Second Agreement before your Separation Date (as such term is defined in the First Agreement). Furthermore, in order to receive the consideration provided in this Agreement, you must return a signed agreement no later than three calendar days after your Separation Date.

2)     Revocation Period.  You acknowledge that pursuant to the Older Workers Benefit Protection Act of 1990, this Agreement will not become effective until seven (7) calendar days after you sign it. Therefore, you have seven (7) calendar days after you sign this Agreement to revoke your acceptance of its terms. You may revoke your acceptance by providing written notification of your intention to revoke to Freddie Mac’s Vice-President — Business Partners, Human Resources Division. To be effective, the above-named official must actually receive the written notification by no later than the close of business on the seventh calendar day after you have signed the Agreement. Your revocation of your acceptance of the terms of this Agreement will relieve Freddie Mac from payment and provision of all consideration payable to you pursuant to this Agreement.

By signing below, you acknowledge, warrant, and agree that:

a.	You have been advised to discuss all aspects of this Second Agreement with your private attorney and/or other individuals of your choice who are not associated with Freddie Mac to the extent that you desire (but subject to the confidentiality obligations set forth in this Second Agreement);

b.	You have read this Second Agreement carefully and fully understand the significance of all of its provisions;

c.	You sign this Second Agreement voluntarily and accept all obligations contained in it in exchange for the consideration you will receive pursuant to the First Agreement, which you acknowledge is adequate and satisfactory, and which you further acknowledge Freddie Mac is not otherwise obligated to provide to you; and

d.	Neither Freddie Mac, nor its agents, representatives, directors, officers or employees have made any representations to you concerning the terms or effects of this Second Agreement, other than those explicitly contained in this Second Agreement.

I have executed this Agreement this 9th day of May 2008.

/s/  Kirk Die
Kirk Die
FOR FREDDIE MAC
BY:
/s/  Scott Coolidge
(Name, Title and Date)
VP HR Business Partners